Exhibit 2.1
                                                                 F 97O3O7OOO 177

                                   SERVICO 35

                          CERTIFICATE OF INCORPORATION

                                       OF

                  ADIRONDACK PURE SPRINGS MT. WATER CO., INC..

                Under Section 402 of the Business Corporation Law

         The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

         FIRST:The name of the corporation is:

                   ADIRONDACK PURE SPRINGS MT. WATER CO., INC.

         SECOND: The purpose for which it is formed is as follows:

         To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official department, board agency or other body, without such approval or consent first. being obtained.

         For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York,

         THIRD: The office of the corporation in the State of New York is to be located in the County of Nassau


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         FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is 200, no par value.

         FIFTH: The secretary of state is designated as agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Ronald Berk. 1101 Stewart Avenue, Garden City, New York 11530.

         SIXTH: A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated Sect. 719 of the Business Corporation Law; or liability for any act or omission prior to the adoption of this provision.

         IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury.

        Dated:  March 6, 1997


        /s/ Scott Schuster
        Scott J. Schuster, Incorporator
        283 Washington Avenue
        Albany, New York  12206

State of New York
Department of State

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

Witness my hand and seal of the Department of State on Dec 31 1997


                                         /s/
                  SEAL                   Special Deputy Secretary of State